Exhibit 99.1

CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS OF DOTDASH MEREDITH, INC.

Report of Independent Auditors

To the Shareholders and the Board of Directors of IAC/InterActiveCorp

Opinion

We have audited the consolidated and combined financial statements of Dotdash Meredith, Inc. (the Company), which comprise the consolidated balance sheet as of December 31, 2021 and the combined balance sheet as of December 31, 2020, and the related consolidated and combined statements of comprehensive (loss) income, shareholder’s and parent's equity and cash flows for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young LLP

New York, New York
May 5, 2022

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Dotdash Meredith Inc.
Consolidated and Combined Balance Sheet

Assets	December 31,	2021	2020
(In millions)
Current assets
Cash and cash equivalents		$233.4	$0.6
Accounts receivable (net of allowance and reserves of $1.7 in 2021 and $0.6 in 2020)		428.9	65.0
Note receivable—IAC Group, LLC		—	48.1
Inventories, net		30.5	—
Prepaid expenses		25.9	1.7
Other current assets		63.4	1.1
Total current assets		782.1	116.5
Property, plant, and equipment
Land		33.9	—
Buildings and improvements		85.9	—
Machinery and equipment		123.0	2.6
Leasehold improvements		156.2	11.8
Capitalized software		170.1	—
Construction in progress		14.1	—
Total property, plant, and equipment		583.2	14.4
Less accumulated depreciation		(287.8)	(1.9)
Net property, plant, and equipment		295.4	12.5
Right-of-use assets		385.6	30.0
Deferred income taxes		1.6	42.3
Other non-current assets		345.6	0.7
Intangible assets, net		1,106.5	29.9
Goodwill		1,567.6	—
Total assets		$4,484.4	$231.9

See accompanying Notes to Consolidated and Combined Financial Statements

Dotdash Meredith, Inc.
Consolidated and Combined Balance Sheet (continued)

Liabilities and Shareholder’s and Parent’s Equity	December 31,	2021	2020
(In millions)
Current liabilities
Current portion of long-term debt		$30.0	$—
Current lease liabilities		39.5	3.5
Accounts payable, trade		84.9	3.7
Accrued expenses and other current liabilities
Accrued employee compensation and benefits		184.9	7.6
Customer deposit liability		147.5	—
Indemnification liability		57.3	—
Accrued revenue share		2.5	2.3
Deferred purchase price related to asset purchases		—	1.7
Other accruals		172.6	2.4
Total accrued expenses and other current liabilities		564.8	14.0
Deferred revenue		23.4	1.2
Total current liabilities		742.6	22.4
Long-term debt		1,551.7	—
Long-term lease liabilities		430.5	34.7
Deferred income taxes		192.7	—
Other long-term liabilities		134.5	2.1
Total liabilities		3,052.0	59.2
Shareholder’s and parent’s equity
Common stock, $0.01 par value; authorized 1,000 shares; 1,000 shares issued and outstanding at December 31, 2021		—	—
Additional paid-in capital		1,494.1	—
Invested capital		—	172.2
Accumulated deficit		(63.4)	—
Accumulated other comprehensive income		1.7	0.5
Total shareholder’s and parent’s equity		1,432.4	172.7
Total liabilities and shareholder’s and parent’s equity		$4,484.4	$231.9

See accompanying Notes to Consolidated and Combined Financial Statements

Dotdash Meredith, Inc.
Consolidated and Combined Statements of Comprehensive (Loss) Income

Years ended December 31,	2021	2020	2019
(In millions)
Revenue	$456.3	$213.8	$167.6
Operating expenses
Cost of revenue (exclusive of depreciation shown separately below)	155.5	61.3	49.0
Selling and marketing expense	108.5	42.6	35.5
General and administrative expense	125.7	24.9	25.9
Product development expense	39.8	25.2	22.8
Depreciation	5.7	0.7	1.0
Amortization of intangibles	18.9	14.2	9.6
Total operating costs and expenses	454.1	168.9	143.8
Income from operations	2.2	44.9	23.8
Other (expense) income, net	(17.4)	2.5	8.7
Interest expense, net	(5.8)	—	—
(Loss) earnings before income taxes	(21.0)	47.4	32.5
Income tax expense	(3.1)	(3.4)	(6.5)
Net (loss) earnings	(24.1)	44.0	26.0
Other comprehensive income:
Unrealized foreign currency translation adjustment	1.2	—	0.1
Comprehensive (loss) income	$(22.9)	$44.0	$26.1

Stock-based compensation expense by function:
Cost of revenue	$0.1	$—	$—
Selling and marketing expense	0.4	0.2	0.1
General and administrative expense	3.2	4.0	2.0
Product development expense	1.3	0.6	0.4
Total stock-based compensation expense	$5.0	$4.8	$2.5

See accompanying Notes to Consolidated and Combined Financial Statements

Dotdash Meredith, Inc.
Consolidated and Combined Statements of Shareholder’s and Parent’s Equity

(In millions, except share count)	Common Stock, $0.01 par value		Additional Paid-in Capital	Accumulated Deficit	Invested Capital	Accumulated Other Comprehensive Income	Total
	$	Shares
Balance at December 31, 2018	$—	—	$—	$—	$116.8	$0.4	$117.2
Net earnings	—	—	—	—	26.0	—	26.0
Other comprehensive income	—	—	—	—	—	0.1	0.1
Stock-based compensation expense	—	—	—	—	2.5	—	2.5
Increase in Parent's investment in Dotdash	—	—	—	—	6.6	—	6.6
Balance at December 31, 2019	$—	—	$—	$—	$151.9	$0.5	$152.4
Net earnings	—	—	—	—	44.0	—	44.0
Other comprehensive income	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	4.8	—	4.8
Decrease in Parent's investment in Dotdash	—	—	—	—	(28.5)	—	(28.5)
Balance at December 31, 2020	$—	—	$—	$—	$172.2	$0.5	$172.7
Net (loss) earnings	—	—	—	(63.4)	39.3	—	(24.1)
Other comprehensive income	—	—	—	—	—	1.2	1.2
Stock-based compensation expense	—	—	1.4	—	3.6	—	5.0
Increase in Parent's investment in Dotdash	—	—	—	—	1,296.2	—	1,296.2
Recapitalization of Dotdash Meredith	—	1,000	1,511.3	—	(1,511.3)	—	—
Settlement of equity awards, net of withholding taxes	—	—	(9.9)	—	—	—	(9.9)
Adjustment to the capitalization of tax accounts as a result of the acquisition of Meredith	—	—	(8.7)	—	—	—	(8.7)
Balance at December 31, 2021	$—	1,000	$1,494.1	$(63.4)	$—	$1.7	$1,432.4

See accompanying Notes to Consolidated and Combined Financial Statements

Dotdash Meredith Inc.
Consolidated and Combined Statements of Cash Flows

Years ended December 31,	2021	2020	2019
(In millions)
Cash flows from operating activities
Net (loss) earnings	$(24.1)	$44.0	$26.0
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities
Stock-based compensation	5.0	4.8	2.5
Amortization	18.9	14.2	9.6
Depreciation	5.7	0.7	1.0
Pension and postretirement benefit expense	18.2	—	—
Non-cash lease expense (including right-of-use asset impairments)	5.8	1.7	5.0
Provision for credit losses	1.1	0.6	0.1
Deferred income taxes	2.4	4.1	1.9
Interest income on note receivable—IAC Group, LLC	(0.5)	(2.5)	(8.8)
Other operating activities, net	2.4	1.9	2.8
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable	(12.1)	(15.5)	(11.1)
Other assets	(33.6)	1.0	(1.1)
Operating lease liabilities	(5.9)	(3.7)	(4.5)
Accounts payable and other liabilities	26.1	(0.8)	0.2
Income taxes payable and receivable	(5.8)	(1.0)	0.5
Deferred revenue	(0.9)	(0.1)	(0.2)
Net cash provided by operating activities	2.7	49.4	23.9
Cash flows from investing activities
Acquisitions, net of cash acquired	(2,674.0)	—	(6.0)
Asset purchases	(1.6)	(28.2)	(5.4)
Capital expenditures	(4.8)	(5.4)	—
Decrease (increase) in note receivable—IAC Group, LLC	48.6	14.7	(17.7)
Net cash used in investing activities	(2,631.8)	(18.9)	(29.1)
Cash flows from financing activities
Proceeds from the issuance of Term Loans	1,600.0	—	—
Debt issuance costs	(18.6)	—	—
Reimbursement to IAC/InterActiveCorp for withholding taxes paid on behalf of Dotdash Meredith employees for the exercise of stock appreciation rights	(10.5)	(14.4)	(0.7)
Transfers from (to) IAC/InterActiveCorp	1,292.4	(15.9)	6.1
Net cash provided by (used in) financing activities	2,863.3	(30.3)	5.4
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(0.2)	—	—
Net increase in cash and cash equivalents and restricted cash	234.0	0.2	0.2
Cash and cash equivalents at beginning of year	0.6	0.4	0.2
Cash and cash equivalents and restricted cash at end of year	$234.6	$0.6	$0.4

Dotdash Meredith Inc.
Consolidated and Combined Statements of Cash Flows (continued)

Years ended December 31,	2021	2020	2019
(In millions)
Supplemental disclosures of cash flow information
Cash paid (received)
Income tax payments	$9.2	$2.6	$4.1
Income tax refunds	$—	$(2.3)	$—

See accompanying Notes to Consolidated and Combined Financial Statements

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Acquisition of Meredith—On December 1, 2021, Dotdash Media Inc. (formerly known as About Inc., and referred to herein as Dotdash), a wholly owned subsidiary of IAC/InterActiveCorp (IAC), completed the acquisition of Meredith Holdings Corporation (Meredith), which holds Meredith Corporation's national media business, consisting of its digital and magazine businesses, and its corporate operations. The parent of the combined entity is Dotdash Meredith, Inc. (Dotdash Meredith or the Company). See Note 2 for a description of the acquisition of Meredith.

Nature of Operations—Dotdash Meredith is one of the largest digital and print publishers in America. From mobile to magazines, nearly 200 million people trust Dotdash Meredith to help them make decisions, take action, and find inspiration. Dotdash Meredith's over 40 iconic brands include PEOPLE, Better Homes & Gardens, Verywell, FOOD & WINE, The Spruce, Allrecipes, Byrdie, REAL SIMPLE, Investopedia, and Southern Living.

The Company has two operating segments: (i) Digital, which includes its digital, mobile, and licensing operations; and (ii) Print, which includes its magazine subscription and newsstand operations.

As used herein, "Dotdash Meredith," the "Company," "we," "our" or "us" and similar terms refer to Dotdash Meredith and its subsidiaries (unless the context requires otherwise).

Basis of Presentation—The consolidated and combined financial statements (collectively, financial statements) of the Company were prepared in accordance with United States (U.S.) generally accepted accounting principles (U.S. GAAP).

The Company's financial statements were prepared on a consolidated basis beginning December 1, 2021 and on a combined basis for periods prior thereto. The difference in presentation is due to the final steps of the legal reorganization of the entities that comprise Dotdash Meredith, which were not completed until December 1, 2021. The preparation of the financial statements on a combined basis for periods prior to December 1, 2021 allows for the financial statements to be presented on a consistent basis for all periods presented.

The historical combined financial statements of the Company have been prepared on a standalone basis and are derived from the historical accounting records of the Company and IAC. The combined financial statements reflect the historical financial position, results of operations, and cash flows of the businesses comprising the Company since their respective dates of acquisition by the Company and the allocation to the Company of certain IAC corporate expenses relating to the Company based on the historical accounting records of IAC through December 1, 2021. The allocation of certain IAC corporate expenses is reflected in the Consolidated and Combined Balance Sheet within invested capital. The consolidated financial statements include the accounts of the Company and all entities that are wholly-owned by the Company. For the purpose of the combined financial statements, income taxes have been computed for the Company on an as if standalone, separate tax return basis and payments to and refunds from IAC for the Company's share of IAC's consolidated federal and state tax return liabilities/receivables have been reflected within cash flows from operating activities in the accompanying Consolidated and Combined Statements of Cash Flows.

All intercompany transactions and balances between and among the entities comprising the Company have been eliminated. All intercompany transactions between (i) the Company and (ii) IAC and its subsidiaries (other than the entities comprising the Company), other than cash sweeps to IAC Group, LLC, which are evidenced by notes, are considered to be effectively settled for cash at the time the transaction was recorded. The total net effect of these intercompany transactions is reflected in the Consolidated and Combined Statements of Cash Flows as a financing activity and in the Consolidated and Combined Balance Sheet within Invested capital. Cash sweeps to IAC Group, LLC that are related to amounts evidenced by notes are reflected in the Combined Consolidated and Combined Statements of Cash Flows as investing activities and in the Consolidated and Combined Balance Sheet as Note receivable—IAC Group, LLC.

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

In management's opinion, the assumptions underlying the historical financial statements of the Company, including the basis on which the expenses have been allocated from IAC, are reasonable. However, these allocations may not reflect the expenses that the Company would have incurred as an independent, stand-alone company for the periods presented.

Use of Estimates—The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the amounts reported in the financial statements. The Company bases its estimates on historical experience, management expectations for future performance, budgets, and other assumptions as appropriate. Key areas affected by estimates include the carrying value of accounts receivable, including the determination of the allowance for credit losses and determination of revenue reserves; the carrying value of right-of-use assets (ROU assets); the useful lives and recoverability of property, plant, and equipment and definite-lived intangible assets; the fair value of assets acquired and liabilities assumed as a result of an acquisition and the allocation of purchase price to the identifiable intangible assets acquired during the measurement period; the assessment of the recoverability of indefinite-lived intangible assets, including goodwill and other intangible assets, which is based on such factors as estimated future cash flows; contingencies; pension and postretirement benefit expenses, which are determined based, in large part, on actuarial assumptions regarding discount rates, expected returns on plan assets, and healthcare costs; unrecognized tax benefits; the valuation allowance for deferred income tax assets; and the fair value of and forfeiture rates for stock-based awards, among others. While the Company re-evaluates its estimates on an ongoing basis, actual results may vary from those estimates.

Cash and Cash Equivalents and Restricted Cash—Cash and cash equivalents include cash and short-term financial instruments, with maturities of less than 91 days from the date of purchase. Domestically, cash equivalents primarily consist of AAA rated government money market funds. Internationally, cash equivalents primarily consist of time deposits. Prior to the acquisition of Meredith, Dotdash participated in IAC's centrally managed U.S. treasury function in which IAC swept Dotdash's domestic cash balances. The cash sweep was discontinued in November 2021 in contemplation of the acquisition of Meredith.

Restricted cash primarily consists of cash held in escrow related to the pension plan the Company assumed in connection with the acquisition of Meredith. The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the Consolidated and Combined Balance Sheet to the total amounts shown in the Consolidated and Combined Statement of Cash Flows:

December 31,	2021	2020	2019	2018
(In millions)
Cash and cash equivalents	$233.4	$0.6	$0.4	$0.2
Restricted cash included in other current assets	1.2	—	—	—
Total cash and cash equivalents and restricted cash as shown on the statement of cash flows	$234.6	$0.6	$0.4	$0.2

Certain Risks and Concentrations—The Company's business is subject to certain risks and concentrations including dependence on third-party technology providers, exposure to risks associated with online commerce security and credit card fraud.

Financial instruments, which potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents. Cash and cash equivalents are maintained with financial institutions and are in excess of Federal Deposit Insurance Corporation insurance limits.

At December 31, 2021 and 2020, total cash and cash equivalents were $233.4 million and $0.6 million, respectively. At December 31, 2021, $218.6 million of cash and cash equivalents were held domestically, and none at

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
December 31, 2020. At December 31, 2021 and 2020, $14.8 million and $0.6 million, respectively, were held internationally. Cash equivalents were $193.2 million at December 31, 2021, refer to Note 9 for discussion related to the fair value hierarchy.

Accounts Receivable, Net of Allowance for Credit Losses—The Company’s accounts receivable include amounts billed and currently due from customers, which are primarily advertising clients. Credit is extended to customers based on an evaluation of each customer’s creditworthiness and financial condition; collateral is not required. Accounts receivable are recorded at the invoiced amount, less estimated adjustments for discounts, rebates, rate adjustments, and returns. The allowance for uncollectible accounts is primarily based on historical loss rates by the age of the receivable, known specific collectability exposures, and the current economic environment. Accounts are written off when deemed uncollectible.

Credit Losses—The following table presents the changes in the allowance for credit losses for the years ended December 31, 2021 and 2020:

(In millions)	2021	2020
Balance at beginning of year	$0.6	$0.4
Current period provision for credit losses	1.1	0.6
Write-offs charged against the allowance	—	(0.4)
Balance at end of year	$1.7	$0.6

Inventories—Inventories consist mainly of paper stock, editorial content, books, and other merchandise and are stated at the lower of cost or estimated net realizable value. Cost is determined using the first-in, first-out method for books and weighted average cost method for paper and other merchandise.

Notes Receivable—The Company entered into a note receivable with IAC Group, LLC for net cash transfers to IAC under its centrally managed U.S. treasury function. Netted against the cash transfers was IAC's funding of various Dotdash acquisitions and asset purchases. In November 2021, the outstanding balance of $103.2 million was repaid in its entirety. For further information refer to Note 13.

In connection with the acquisition of Meredith, the Company acquired a non-interest-bearing note receivable, which requires annual payments through June 2024. Interest was imputed on the note utilizing an interest rate reflecting the borrower’s specific credit risk. At December 31, 2021 the principal balance outstanding on the note was $41.6 million and $1.4 million of accrued interest. Principal and accrued interest of $19.7 million was in the Other current assets line and $23.3 million in the Other non-current assets line on the Consolidated and Combined Balance Sheet.

Property, Plant, and Equipment—Property, plant, and equipment are stated at cost or at fair value to the extent acquired in a business combination. See Note 2 for a description of the preliminary status of accounting related to the acquisition of Meredith. Costs of replacements and major improvements are capitalized, while costs of maintenance and repairs are charged to operations as incurred.

Depreciation expense is determined primarily using the straight-line method over the estimated useful lives of the assets: 3-25 years for buildings and improvements, 10 years for leasehold improvements, and 3-10 years for machinery and equipment. The costs of leasehold improvements are amortized over the lesser of the useful lives of the improvements or the terms of the respective leases.

Capitalized Software—Capitalized software is a component of property, plant, and equipment. Expenditures for major software purchases and software developed for internal use are capitalized and amortized over 3 to 5 years on a straight-line basis. The Company's policy provides for the capitalization of external direct costs associated with developing or obtaining internal use computer software. In addition, the Company also capitalizes certain payroll

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
and payroll-related costs for employees who are directly associated with internal use computer software projects. Capitalization of such costs begins when the preliminary project stage is complete and ceases when the project is substantially complete and ready for its intended purpose. The amount of capitalizable payroll costs with respect to these employees is limited to the time directly spent on such projects. Costs associated with preliminary project stage activities, training, maintenance, and all other post-implementation stage activities are expensed as incurred.

Operating Leases—The Company's lease portfolio is primarily comprised of leases for the use of office space, land, and office equipment. The Company determines if an arrangement is or contains a lease at inception and begins recording lease activity at the commencement date, which is generally the date at which the Company takes possession of or controls the physical use of the asset. ROU assets represent the Company’s right to use the underlying assets for the lease term, and lease liabilities represent the present value of the Company’s obligation to make payments arising from these leases. Lease expense is recognized on a straight-line basis over the term of the lease. ROU assets and related lease liabilities are based on the present value of fixed lease payments over the lease term using the Company's incremental borrowing rates on the lease commencement date, January 1, 2019, for leases that commenced prior to that date, or, in the case of acquisitions subsequent to January 1, 2019, the date of acquisition. See Note 2 for a description of the preliminary status of the accounting related to the acquisition of Meredith.

Lease agreements may contain rent escalation clauses, renewal or termination options, rent holidays, or certain landlord incentives, including tenant improvement allowances. ROU assets include amounts for fixed scheduled rent increases. Variable lease payments consist primarily of common area maintenance, utilities and taxes, which are not included in the recognition of ROU assets and related lease liabilities. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Accounting policy elections were made to exempt leases with an initial term of twelve months or less from balance sheet recognition and to not separate lease and non-lease components for any asset classes in the current portfolio. If the lease includes one or more options to extend the term of the lease, the renewal option is considered in the lease term if it is reasonably certain the Company will exercise the option(s).

Business Combinations—The purchase price of each acquisition is attributed to the assets acquired and liabilities assumed based on their fair values at the date of acquisition, including identifiable intangible assets that either arise from a contractual or legal right or are separable from goodwill. The Company usually obtains the assistance of outside valuation experts to assist in the allocation of purchase price to the identifiable intangible assets acquired. While outside valuation experts may be used, management has ultimate responsibility for the valuation methods, models and inputs used and the resulting purchase price allocation. The excess purchase price over the value of net tangible and identifiable intangible assets acquired is recorded as goodwill and is assigned to the reporting unit(s) that is expected to benefit from the business combination as of the acquisition date. The acquisition of Meredith closed on December 1, 2021. The allocation of purchase price to the assets acquired and liabilities assumed and determination of the reporting units for Meredith is still in the process of being assessed. Once completed, the determination of fair value of the reporting units will need to be determined so that goodwill can be allocated. Therefore, the allocation of goodwill for the acquisition of Meredith is not complete as of December 31, 2021. See Note 2 for a description of the preliminary status of accounting for this business combination.

Intangible Assets and Goodwill—Amortizable intangible assets consist primarily of advertiser relationships, licensee relationships, trade names, and subscriber relationships. Intangible assets with finite lives are amortized either on a straight-line basis or based on the pattern in which the economic benefits of the asset are expected to be realized, with useful lives ranging from less than 1 year to 10 years. The useful life of an intangible asset is the period over which the asset is expected to contribute directly or indirectly to future cash flows.

Indefinite-lived intangible assets, which are not amortized, consist primarily of trade names.

Prior to the acquisition of Meredith, the Company had no goodwill.

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Indefinite-lived intangible assets are, and goodwill will be, assessed annually as of October 1 or more frequently if an event occurs or circumstances change that would indicate that it is more-likely-than-not that the fair value of a reporting unit or the fair value of an indefinite-lived intangible asset has declined below its carrying value. In performing its annual goodwill impairment assessment, the Company will have the option under GAAP to qualitatively assess whether it is more-likely-than-not that the fair value of a reporting unit is less than its carrying value; if the conclusion of the qualitative assessment is that there are no indicators of impairment, the Company will not perform a quantitative test, which would require a valuation of the reporting unit, as of October 1. GAAP provides a not all-inclusive set of examples of macroeconomic, industry, market and company specific factors for entities to consider in performing the qualitative assessment described above; management considers the factors it deems relevant in making its more-likely-than-not assessments. While the Company also has the option under GAAP to qualitatively assess whether it is more-likely-than-not that the fair values of its indefinite-lived intangible assets are less than their carrying values, the Company's policy is to determine the fair value of each of its indefinite-lived intangible assets annually as of October 1, in part, because the level of effort required to perform the quantitative and qualitative assessments is essentially equivalent.

If the conclusion of our qualitative assessment is that there are indicators of impairment and a quantitative test is required, the annual or interim quantitative test of the recovery of goodwill involves a comparison of the estimated fair value of the Company's reporting unit that is being tested to its carrying value. If the estimated fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is not impaired. If the carrying value of a reporting unit exceeds its estimated fair value, a goodwill impairment equal to the excess is recorded.

The Company determines the fair value of indefinite-lived intangible assets using an avoided royalty discounted cash flow (DCF) valuation analysis. Significant judgments inherent in this analysis include the selection of appropriate royalty and discount rates and estimating the amount and timing of expected future cash flows. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the expected future cash flows generated by the respective intangible assets. The royalty rates used in the DCF analyses are based upon an estimate of the royalty rates that a market participant would pay to license the Company's trade names and trademarks. The future cash flows are based on the Company's most recent forecast and budget and, for years beyond the budget, the Company's estimates, which are based, in part, on forecasted growth rates. Assumptions used in the avoided royalty DCF analyses, including the discount rate and royalty rate, are assessed annually based on the actual and projected cash flows related to the asset, as well as macroeconomic and industry specific factors. The discount rate and royalty rate used in the Company’s annual indefinite-lived impairment assessments for 2021 are 10 percent and 3.5 percent and for 2020 are 12.5 percent and 3.5 percent, respectively.

If the carrying value of an indefinite-lived intangible asset exceeds its estimated fair value, an impairment equal to the excess is recorded. There are no indefinite-lived intangible assets for which the most recent estimate of the excess fair value over carrying value is less than 20 percent.

The 2021 and 2020 annual assessments of indefinite-lived intangible assets did not identify any impairments.

Additional information regarding intangible assets and goodwill is provided in Note 5.

Impairment of Long-lived Assets—Long-lived assets consist primarily of property, plant, and equipment; capitalized software; operating lease assets; and definite-lived intangible assets. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Recoverability is measured by comparison of the forecasted undiscounted cash flows of the operation or asset group to which the assets relate to the carrying amount of the assets. If the carrying value is deemed not to be recoverable, an impairment loss is recorded equal to the amount by which the carrying value of the long-lived asset exceeds its fair value. Amortization of definite-lived intangible assets is computed either on a straight-line basis or based on the pattern in which the economic benefits of the asset are expected to be realized. Tests for

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
impairment or recoverability require significant management judgment, and future events affecting cash flows and market conditions could result in impairment losses. See discussion of impairment charges to operating lease assets and property, plant, and equipment in Note 4 and definite-lived intangible assets in Note 5.

Foreign Currency Translation and Foreign Currency Transactions—The financial position and operating results of foreign entities whose primary economic environment is based on their local currency are combined using the local currency as the functional currency. These local currency assets and liabilities are translated at the rates of exchange as of the balance sheet date, and local currency revenue and expenses of these operations are translated at average rates of exchange during the period. Translation gains and losses are included in Accumulated other comprehensive income as a component of Shareholder’s and parent's equity. Transaction gains and losses, which have not been material, resulting from assets and liabilities denominated in a currency other than the functional currency are included in the Consolidated and Combined Statements of Comprehensive (Loss) Income as a component of Other (expense) income, net.

Revenue Recognition—Dotdash Meredith’s revenue consists of digital and print revenue. Digital revenue consists principally of display advertising, performance marketing, and licensing revenue. Print revenue consists principally of subscription, newsstand, advertising, and performance marketing revenue.

The Company accounts for a contract with a customer when it has approval and commitment from all parties, the rights of the parties and payment terms are identified, the contract has commercial substance, and collectability of consideration is probable. At contract inception, the Company assesses the obligations promised in its contracts with customers and identifies a performance obligation for each promise to transfer a good or service or bundle that is distinct. To identify the performance obligations, the Company considers all the promises in the contract, whether explicitly stated or implied based on customary business practices. Revenue is recognized when, or as, the performance obligations are satisfied, and control is transferred to the customer.

Determining when control transfers requires management to make judgments that affect the timing of revenue recognized. The Company has determined that recognition of revenue at a point-in-time for certain products and services provides a faithful depiction of the transfer of control to the customer.

Progress measurement requires management to make judgments that affect the timing of revenue recognized. The Company has determined that the chosen methods provide a faithful depiction of the transfer of goods or services to the customer that are recognized over time. For performance obligations recognized using a time-elapsed output method, the Company’s efforts are expended evenly throughout the period.

For contracts that contain multiple performance obligations, the Company allocates the transaction price to each performance obligation on a relative standalone-selling price basis. The standalone-selling price is the price at which the Company would sell a promised good or service separately to the customer. In situations in which an obligation is bundled with other obligations and the total amount of consideration does not reflect the sum of individual observable prices, the Company allocates the discount to (i) a single obligation if the discount is attributable to that obligation or (ii) prorates across all obligations if the discount relates to the bundle. When standalone-selling price is not directly observable, the Company estimates and considers all the information that is reasonably available to the Company, including market conditions, entity-specific factors, customer information, etc. The Company maximizes the use of observable inputs and applies estimation methods consistently in similar circumstances.

As allowed by Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606) (ASC 606), the Company does not impute interest to account for financing elements on contracts that have an original duration of twelve months or less. The Company has not disclosed the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts with variable consideration that is tied to sales-based or usage-based royalties, allocated entirely to unsatisfied performance obligations, or to a wholly unsatisfied promise accounted for under the series guidance, and (iii) contracts for which

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
the Company recognizes revenue at the amount which it has the right to invoice for services performed. The Company excludes amounts collected from customers for sales taxes from its transaction prices and all taxes assessed by governmental authorities that are both (i) imposed on and concurrent with a specific revenue-producing transaction and (ii) collected from customers.

The following are detailed descriptions of the Company’s revenue recognition policies by each major product line:

Digital

Display Advertising—Display advertising revenue is generated primarily through digital display advertisements sold directly by the Company's sales team and through programmatic advertising networks. Performance obligations are generally satisfied when the advertisement appears on the receiving platform. The price is determined by an agreed-upon pricing model such as CPC (cost per click), CPM (cost per 1,000 impressions), or flat fees. Revenue based on impression pricing is recognized when the advertisements are delivered consistent with the respective pricing model. Flat fee contracts are recognized ratably over the contract period using a time-elapsed output method. The customer is invoiced the agreed-upon price in the month after the advertisements are delivered with normal trade terms.

As part of the Company's customary business practices, contracts may include a guaranteed number of impressions as well as sales incentives to its customers, including volume discounts, rebates, value added impressions, etc. All contracts that include these types of variable consideration, the Company estimates the variable consideration when determining the transaction price. The Company has sufficient historical data and has established processes to reliably estimate these variable components of the transaction price.

Performance Marketing—Performance marketing revenue includes commissions generated through various marketing channels. Affiliate commerce, performance marketing, and promotional code commission revenue is generated when the Company refers users to commerce partner websites resulting in a purchase or transaction, or generated on a CPC, cost-per-lead, or some other cost-per-action basis. Partners are invoiced monthly. Affinity marketing programs partner with third parties to market and place magazine subscriptions online for both the Company and third-party publisher titles where the Company acts as an agent. Commissions are earned when a subscriber name has been provided to the publisher. The Company net settles with the publishers monthly. Lead generation connects consumers to a variety of services (home services, streaming, healthcare, etc.) from contractor networks. Revenue is earned once the lead is accepted by the contractor network. Partners are invoiced monthly.

Licensing Revenue—Licensing revenue includes symbolic licenses, which include direct-to-retail product partnerships based on the Company's brands, and functional licenses, which consist of content licensing. Revenues from symbolic licenses are in the form of a royalty based on the sale or usage of the branded product, which is recognized over time when the sale or use occurs under the sales or usage-based royalty exception. Revenues from functional licenses are recognized at a point-in-time when the Company’s content licensed to a third party is consumed by a customer. Generally, revenues are accrued based on estimated sales and adjusted as actual sales are reported by partners. These adjustments are typically recorded within three months of the initial estimates and have not been material. Any minimum guarantees are typically earned evenly over the year. Payment terms are contract specific and vary.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
Print

Subscription Revenue—Dotdash Meredith magazine subscriptions are usually prepaid at the time of order and may be canceled at any time for a refund of the pro rata portion of the initial subscription. Because these subscriptions do not have substantive termination penalties, the contract term is determined on an issue-to-issue basis. Accordingly, amounts received from pre-paid subscriptions are initially recorded as a customer deposit liability rather than as deferred revenue. Revenue is recognized when the issue is served to the subscriber, which is typically the on-sale date. Some subscription offers contain more than one title in a bundle and the transaction price is allocated to each distinct performance obligation based on a standalone-selling price basis. The transaction price is fixed upon establishment of the contract that contains the final terms of the sale, including description, quantity, and price of each subscription purchased.

Newsstand Revenue—Newsstand revenue is related to magazines sold to wholesalers for resale on newsstands. Wholesalers receive the credit from the Company for magazines returned to the wholesaler by retailers. Revenue is recognized on the issue's on-sale date as the date aligns most closely with the date that control is transferred to the customer. The Company estimates the amount of returns based on historical data and current marketplace conditions. The transaction price is reduced at contract inception to reflect this estimate of returns. Wholesalers are invoiced a percentage of estimated final sales the month after the issue’s initial on-sale date. Final payments are settled under normal industry terms.

Print Advertising—Print advertising revenue relates to the sale of advertising in magazines directly to advertisers or through advertising agencies, which is recognized when the magazine issue is published, which is the issue’s on-sale date. The customer is invoiced the agreed-upon price when the advertisements are published under normal industry trade terms. Contracts may include guaranteed circulation levels, as well as sales incentives including volume discounts, rebates, bonus pages, etc. For contracts that include these types of variable consideration, the Company estimates the variable consideration when determining the transaction price. The Company has sufficient historical data and established processes to reliably estimate the variable components of the transaction price.

Performance Marketing—Performance marketing principally consists of affinity marketing revenue. As described above, revenue is recognized when a subscriber name has been provided to the publisher, and any free-trial period is over. The Company partners with traditional customer facing channels, such as brick and mortar retailers and call centers, to place magazine subscriptions. The Company net settles with these third-parties monthly. Membership programs are determined to be distinct performance obligations that are satisfied over the membership period, not exceeding twelve months. The majority are prepaid at the time of order. Memberships may be canceled at any time for a refund of the price paid for the remaining membership term. As these contracts do not have substantive termination penalties, the contract term is determined to be month-to-month.

Other Revenue—Print revenues includes other revenue streams that are primarily project based. The revenue may relate to any one or combination of the following activities: advertising audience targeting, custom publishing, content strategy and development, email marketing, social media, database marketing, and search engine optimization. Depending on the contractual arrangement, revenue is recognized either as the purchased advertising is run on third-party platforms, or over the contractual period as the products do not have an alternate use to the Company or its other customers. Payment terms vary based on the nature of the contract.
Assets Recognized from the Costs to Obtain a Contract with a Customer—For costs to obtain a contract where the customer relationship period is one year or less, the Company has elected the practical expedient to expense the costs as incurred. There are no amounts capitalized on the Consolidated and Combined Balance Sheet at December 31, 2021 and 2020 related to costs to obtain a contract.

Commissions Paid to Third-Party Agent Sales of Magazine Subscriptions—The Company uses third-party agents to obtain certain subscribers. The agents are paid a commission, which can be as much as the subscription price charged to the subscriber. Dotdash Meredith subscriptions do not have substantive termination penalties; therefore,

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
the contract term is determined on an issue-by-issue basis. These costs are expensed when the copy is served to the subscriber, which is typically the on-sale date. The Company recognizes a liability to the extent the commission is refundable to the third-party agent. The Company expenses additional amounts paid to agents (such as per subscriber bounties) to acquire subscribers as incurred.

Deferred Revenue—Deferred revenue consists of payments that are received or are contractually due in advance of the Company's performance obligation. The Company’s deferred revenue is reported on a contract-by-contract basis at the end of each reporting period. The Company classifies deferred revenue as current when the remaining term of the applicable subscription period or expected completion of its performance obligation is one year or less. The current and non-current deferred revenue balances are $1.2 million and $0.1 million, respectively, at December 31, 2020 and $0.7 million and $0.1 million, respectively, at December 31, 2019. During the year ended December 31, 2021, the Company recognized $1.0 million of revenue that was included in the deferred revenue balance at December 31, 2020. During the year ended December 31, 2020, the Company recognized $0.7 million of revenue that was included in the deferred revenue balance at December 31, 2019. The current and non-current deferred revenue balances are $23.4 million and $0.1 million, respectively, at December 31, 2021, which primarily relates to balances acquired from the acquisition of Meredith, which primarily relates to licensing and performance marketing deferred revenue.

Advertising Expenses—Advertising expenses are expensed in the period incurred and represent direct-mail costs for magazine subscription acquisition efforts; online marketing including fees paid to search engines, social media sites, e-mail campaigns and display advertising; and offline marketing, which is primarily conferences and events. Total advertising expenses included in Selling and marketing expense in the Consolidated and Combined Statements of Comprehensive (Loss) Income were $24.9 million in 2021, $5.6 million in 2020, and $4.4 million in 2019.

Legal Costs—Legal costs are expensed as incurred.

Original Issue Discount and Deferred Financing Costs—Costs incurred to obtain financing are deferred and amortized to Interest expense, net on the Consolidated and Combined Statements of Comprehensive (Loss) Income over the related financing period using the effective interest method. The Company records deferred financing costs as a direct reduction of the carrying value of the related debt. Financing costs related to revolving debt instruments or lines of credit are included in Other non-current assets on the Consolidated and Combined Balance Sheet.

Income Taxes—Dotdash Meredith is included within IAC’s tax group for purposes of federal and consolidated state income tax return filings. In the periods presented, current and deferred income tax provision and/or benefit has been computed for Dotdash on an as if standalone, separate tax return basis.

The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided if it is determined that it is more-likely-than-not that the deferred tax asset will not be realized. The Company records interest, net of any applicable related income tax benefit, on potential income tax contingencies as a component of income tax expense.

The Company evaluates and accounts for uncertain tax positions using a two-step approach. Recognition (step one) occurs when company concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustainable upon examination. Measurement (step two) determines the amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. De-recognition of a tax position that was previously recognized would occur when the Company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained.

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
Pensions and Postretirement Benefits—In connection with the acquisition of Meredith, the Company has assumed the obligations under its pension plans. Pension benefits for the domestic plans are generally based on formulas that reflect interest credits allocated to participants’ accounts based on years of benefit service and annual pensionable earnings. The domestic plans are frozen with respect to new participants. There were no active participants in the international plans so there will be no future service cost for the international plans.

The Company utilizes a mark-to-market approach to account for pension and postretirement benefits. Under this approach, the Company immediately recognizes changes in the fair value of plan assets and actuarial gains or losses in the fourth quarter of each fiscal year or whenever a plan is required to be remeasured. Events requiring a plan remeasurement are recognized in the quarter in which the remeasurement event occurs. The remaining components of pension and other postretirement plan net periodic benefit costs are recorded on a quarterly basis. The discount rates utilized are based on the investment yields of high-quality corporate bonds available in the marketplace with maturities equal to projected cash flows of future benefit payments as of the measurement date.

It is the Company’s policy to fund the qualified pension plans to at least the extent required to maintain their fully funded status. In addition, the Company provides health care and life insurance benefits for certain retired employees, the expected costs of which are accrued over the years that the employees render services. It is the Company’s policy to fund postretirement benefits as claims are paid. Additional information is provided in Note 10.

Stock-Based Compensation—Stock-based compensation is measured at the grant date based on the fair value of the award and is generally expensed over the requisite service period. See Note 11 for a discussion of stock-based compensation.

Other (Expense) Income, net—Other (expense) income, net consists principally of components of pension and other postretirement benefit cost (credits) other than the service cost component and interest income earned on the note receivable with IAC Group, LLC.

Comprehensive (Loss) Income—Comprehensive (loss) income is defined as the change in equity during a period from transactions and other events and circumstances from nonowner sources. Comprehensive (loss) income consists of Net (loss) earnings and other gains and losses affecting Shareholder’s and parent’s equity that, under U.S. GAAP, are excluded from Net (loss) earnings. Other comprehensive income includes unrealized gains or losses resulting from foreign currency translation. At December 31, 2021, 2020 and 2019 there was no tax benefit or provision on the accumulated other comprehensive income.

Recent Accounting Pronouncements Adopted by the Company—ASU 2021-08 Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers—In October 2021, the Financial Accounting Standards Board issued ASU No. 2021-08 that changes how entities recognize assets acquired and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers. The provisions of ASU No. 2021-08 require acquiring entities to recognize and measure contract assets and contract liabilities, including deferred revenue, acquired in a business combination in accordance with ASU No. 2014-09 (Topic 606), Revenue from Contracts with Customers, as if it had originated the contracts. The provisions of ASU No. 2021-08 are effective for fiscal years beginning after December 15, 2022, with early adoption permitted, including adoption in an interim period. The Company early adopted ASU No. 2021-08 effective in the fourth quarter of 2021. An entity that early adopts in an interim period is required to apply the amendments (i) retrospectively to all business combinations for which the acquisition date occurs on or after the beginning of the fiscal year that includes the interim period of early adoption and (ii) prospectively to all business combinations that occur on or after the date of initial application. Early adoption has no retrospective impact on the Company. The adoption of ASU No. 2021-08 may have a material impact on the purchase accounting for prospective business combinations.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
Recent Accounting Pronouncements Not Yet Adopted by the Company—There are no recently issued accounting pronouncements that have not yet been adopted that are expected to have a material effect on the results of operations, financial condition or cash flows of the Company.

Reclassifications—Certain prior year amounts have been reclassified to conform to the current year presentation.

2. Business Combination

On December 1, 2021, Dotdash acquired Meredith under the terms of an agreement (the “Merger Agreement”) dated as of October 6, 2021. At the effective time of the merger, each outstanding share of common stock of Meredith (other than certain excluded shares) was converted into the right to receive $42.18 in cash. Pursuant to the Merger Agreement, Meredith equity awards were cancelled, and in exchange each holder received such holder’s portion of the merger consideration as set forth in the Merger Agreement, less the per share exercise price in the case of stock options. The Company accounted for this acquisition as a business combination under the acquisition method of accounting.

The total preliminary purchase price was calculated and allocated as follows:

(In millions)
Common stock of Meredith	$1,931.4
Cash payment used to settle a portion of Meredith debt	625.0
Cash settlement of all outstanding vested equity awards and deferred compensation	130.1
Total preliminary purchase price	$2,686.5

The table below summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

(In millions)
Cash and cash equivalents	$12.4
Accounts receivable	373.6
Other current assets	91.4
Property and equipment	283.3
Goodwill	1,567.6
Intangible assets	1,095.5
Other non-current assets	682.2
Total assets	4,106.0
Customer deposit liability	141.9
Other current liabilities	459.7
Deferred income taxes	230.6
Other non-current liabilities	587.3
Total liabilities	1,419.5
Net assets acquired	$2,686.5

The Company acquired Meredith because it is complementary to Dotdash. The purchase was based on the expected future financial performance of Meredith under Dotdash leadership, not on the value of the net identifiable assets at the time of acquisition. This resulted in a significant portion of the preliminary purchase price being attributed to goodwill. The purchase price attributed to goodwill is not tax deductible.

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The preliminary fair values of the identifiable intangible assets acquired at the date of acquisition are as follows:

	Fair Value	Useful Life (Years)
(In millions)
Indefinite-lived trade names and trademarks	$432.8	Indefinite-lived
Advertiser relationships	334.0	5 to 7
Licensee relationships	150.0	3 to 6
Trade name and trademarks	105.0	2 to 5
Subscriber relationships	73.7	1 to 2
Total identifiable intangible assets acquired	$1,095.5

The financial results of Meredith are included in the Company’s consolidated and combined financial statements beginning December 1, 2021. For the year ended December 31, 2021, the Company included $169.9 million of revenue and $59.3 million of net loss in its Consolidated and Combined Statements of Comprehensive (Loss) Income related to Meredith. The net loss of Meredith reflects $65.1 million in transaction-related costs associated with the acquisition, including charges related to double-trigger change in control payments. Given the proximity of the acquisition to the end of the reporting period, the allocation of the preliminary purchase price to certain assets acquired and liabilities assumed is provisional. These amounts will be subject to review and possible revision during the measurement period, which the Company expects to extend through the fourth quarter of 2022. In addition, the Company is still in the process of identifying acquired assets and assumed liabilities, which may also result in adjustment of the provisional amounts recorded. The subsequent adjustment of the provisional amounts may be material.

The provisional amounts for assets acquired and liabilities assumed include the fair value of:

1.accounts receivable and other receivables, which has been adjusted for an estimated $10.1 million of gross contractual amounts not expected to be collected, may be subject to adjustment for reassessment of collectability as of the date of acquisition, collections and other adjustment subsequent to the acquisition;

2.prepaid expenses and other current and noncurrent assets, which may be subject to adjustment based upon a review of recoverability, and consideration of other factors;

3.inventory;

4.property, plant and equipment, for which the preliminary estimates are subject to revision for:

a.identification of assets acquired;
b.finalization of preliminary appraisals; and
c.determination of useful lives;

5.right of use assets and lease liabilities, which will be subject to adjustment upon completion of the review of the inputs, including sublease assumptions, for the calculations;

6.accounts payable and accrued expenses, which will be subject to adjustment based upon subsequent payment and assessment of other factors;

7.indemnification liabilities, which include pre-acquisition income tax and non-income tax liabilities, will be subject to adjustment for:

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

a.the reconciliation of the income tax return to the income tax provision for Meredith Corporation’s fiscal year ended June 30, 2021 and the short period return from July 1, 2021 through the date of acquisition;
b.the assessment of the amounts of liabilities that existed at the date of acquisition based upon ongoing audits;
c.the assessment of applicable tax rates and other factors; and
d.the identification of other liabilities;

8.contingencies, the initial estimated recorded liability is approximately $100 million, including indemnification liabilities, will be subject to adjustment for additional items that are identified and for additional information obtained that will assist in the determination of liabilities as of the date of acquisition;

9.definite and indefinite-lived intangible assets acquired will be subject to adjustment as additional assets are identified, estimates and forecasts are refined and disaggregated, useful lives are finalized, and other factors deemed relevant are considered;

10.deferred income taxes will be subject to adjustment based upon the completion of the review of the book and tax bases of assets acquired and liabilities assumed, applicable tax rates and the impact of the revisions of estimates for the items described above;

11.goodwill will be subject to adjustment for the impact of the revisions of estimates for the items described above; and

12.the allocation of goodwill to reporting units, which is still in process of being assessed, will be subject to revision based upon the items described above and the finalization of the determination of the fair value of the reporting units, which has not yet been completed.

Unaudited pro forma financial information

The unaudited pro forma financial information in the table below presents the results of the Company and Meredith as if this acquisition had occurred on January 1, 2020. The unaudited pro forma financial information includes adjustments required under the acquisition method of accounting and is presented for informational purposes only and is not necessarily indicative of the results that would have been achieved had this acquisition occurred on the aforementioned date. For the years ended December 31, 2021 and 2020, pro forma adjustments include an increase in amortization expense of $102.0 million and $69.3 million, respectively, related to intangible asset adjustments in purchase accounting. To present transaction-related costs in the beginning of the earliest comparative period presented, pro forma adjustments include a reduction in transaction-related costs of $125.8 million for the year ended December 31, 2021, and an increase in transaction-related costs of $125.8 million for the year ended December 31, 2020.

Years Ended December 31,	2021	2020
(In millions)
Revenue	$2,356.0	$2,246.4
Net earnings (loss)	$45.4	$(298.6)

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
3. Inventories

The Company acquired inventories in connection with the acquisition of Meredith. Major components of inventories are summarized below.

December 31,	2021
(In millions)
Raw materials	$17.0
Work in process	11.1
Finished goods	2.4
Inventories	$30.5

4. Operating Leases

Total lease cost for operating leases included in the Consolidated and Combined Statements of Comprehensive (Loss) Income, was as follows:

Lease Expense	Income Statement Classification	Years ended December 31,
		2021	2020	2019
(In millions)
Fixed lease expense	Selling and marketing expense	$0.2	$—	$—
Fixed lease expense	General and administrative expense	7.0	2.0	6.2
Fixed lease expense	Product development expense	0.1	—	—
Total fixed lease expense[1]		7.3	2.0	6.2
Variable lease expense	General and administrative expense	1.4	1.2	1.0
Variable lease expense	Product development expense	0.1	0.1	0.1
Total variable lease expense		1.5	1.3	1.1
Net lease expense		$8.8	$3.3	$7.3

[1]
Includes approximately $0.2 million and $2.8 million of lease impairment charges as a result of vacating office space for the years ended December 31, 2020 and 2019, respectively, and approximately $0.3 million, $0.6 million and $0.3 million of short-term lease expense for the years ended December 31, 2021, 2020 and 2019, respectively. Net lease expense also includes $2.3 million and $0.6 million of sublease income for the years ended December 31, 2021 and 2020, respectively. There was no sublease income for the year ended December 31, 2019.

The Company recorded impairment charges of leasehold improvements and furniture of $0.1 million and $1.5 million in the years ended December 31, 2020 and December 31, 2019, respectively, related to the impairments of a right-of-use asset as a result of vacating office space. These impairment charges are included in General and administrative expense in the accompanying Consolidated and Combined Statements of Comprehensive (Loss) Income. The Company did not record any leasehold improvements and furniture impairment charges in the year ended December 31, 2021.

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
Maturities of operating lease liabilities at December 31, 2021, were as follows:

Years ending December 31,
(In millions)
2022	$63.3
2023	64.3
2024	64.1
2025	62.9
2026	59.5
Thereafter	288.9
Total lease payments	603.0
Less: Interest	(133.0)
Present value of lease liabilities	$470.0

At December 31, 2021, the Company had no legally binding minimum lease payments for leases signed but not yet commenced.

The table below presents supplemental information related to operating leases:

Years ended December 31,	2021	2020	2019
(In millions except for lease term and discount rate)
ROU assets obtained in exchange for lease liabilities[1]	$437.8	$33.1	$—
Cash paid for amounts included in the measurement of lease liabilities	$9.5	$4.3	$5.3
Weighted average remaining lease term	9.8 years	9.3 years	3.6 years
Weighted average discount rate	5.3%	4.0%	4.9%

[1]	Includes $437.7 million related to Meredith as of the date of its acquisition.

5. Intangible Assets and Goodwill

Intangible assets consist of the following at December 31, 2021 and 2020, respectively:

December 31,	2021			2020
(In millions)	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Intangible assets subject to amortization
Advertiser relationships	$334.0	$(6.4)	$327.6	$—	$—	$—
Licensee relationships	150.0	(2.9)	147.1	—	—	—
Trade names	137.0	(13.7)	123.3	35.9	(12.5)	23.4
Subscriber relationships	73.7	(4.0)	69.7	—	—	—
Content	10.4	(10.4)	—	10.5	(10.0)	0.5
Total	$705.1	$(37.4)	667.7	$46.4	$(22.5)	23.9
Intangible assets not subject to amortization
Trade names			438.8			6.0
Intangible assets, net			$1,106.5			$29.9

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
Future amortization expense for intangible assets is expected to be as follows:

Years ending December 31,
(In millions)
2022	$186.7
2023	160.0
2024	124.2
2025	94.9
2026	78.8
Thereafter	23.1
Total	$667.7

Actual future amortization expense could differ from these estimates because the valuation of the intangible assets acquired in the acquisition of Meredith on December 1, 2021 is preliminary and is subject to adjustment, which may be material. See Note 2 for a description of the acquisition of Meredith.

During the year ended December 31, 2019, the Company wrote-off $4.6 million in intangible assets with definite lives related to acquired content that was not being used related to recent asset purchases, which is recorded to Amortization of intangibles in the Consolidated and Combined Statements of Comprehensive (Loss) Income. No impairments of intangible assets were recorded for the years ended December 31, 2021 and 2020.

The following table summarizes changes in the carrying amount of goodwill for the years ended December 31, 2021 and 2020, respectively.

Years ended December 31,	2021			2020
(In millions)	Goodwill	Accumulated Impairment Loss	Net Carrying Amount	Goodwill	Accumulated Impairment Loss	Net Carrying Amount
Balance at beginning of year	$198.3	$(198.3)	$—	$198.3	$(198.3)	$—
Acquisitions[1]	1,567.6	—	1,567.6	—	—	—
Balance at end of year	$1,765.9	$(198.3)	$1,567.6	$198.3	$(198.3)	$—

[1]
Relates to the acquisition of Meredith on December 1, 2021. Goodwill will be subject to adjustment for the impact of the revisions of estimates related to the provisional amounts for assets acquired and liabilities assumed and the allocation of goodwill to reporting units, which is still in process of being assessed. See Note 2 for a description of the acquisition of Meredith.

No impairments of goodwill were recorded for the years ended December 31, 2021, 2020, and 2019. See Note 1 for further discussion of the Company’s assessments of impairment of goodwill and indefinite-lived intangible assets.

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
6. Long-term Debt

Long-term debt consists of the following:

Year ended December 31,	2021
(In millions)
Term Loan A due December 1, 2026	$350.0
Term Loan B due December 1, 2028	1,250.0
Total long-term debt	1,600.0
Less: Current portion of long-term debt	(30.0)
Less: Original issue discount	(6.2)
Less: Unamortized debt issuance costs	(12.1)
Total long-term debt, net	$1,551.7

The following table shows principal payments on the debt due in succeeding years:

Years ending December 31,
(In millions)
2022	$30.0
2023	30.0
2024	30.0
2025	47.5
2026	275.0
Thereafter	1,187.5
Total long-term debt	1,600.0
Less: Current portion of long-term debt	(30.0)
Less: Unamortized original issue discount	(6.2)
Less: Unamortized debt issuance costs	(12.1)
Total long-term debt, net	$1,551.7

Term Loans and Revolving Facility

On December 1, 2021, the Company entered into a credit agreement (the Credit Agreement), which provides for (i) the five-year $350.0 million Term Loan A, (ii) the seven-year $1.25 billion Term Loan B (and together with Term Loan A, the Term Loans) and (iii) a five-year $150.0 million revolving credit facility (the Revolving Facility). The proceeds of the Term Loans were used to fund a portion of the purchase price for the acquisition of Meredith and pay related fees and expenses. Term Loan A bears interest at adjusted term secured overnight financing rate (Adjusted Term SOFR) as defined in the Credit Agreement plus an applicable margin depending on the Company’s most recently reported consolidated net leverage ratio, as defined in the Credit Agreement. At December 31, 2021, Term Loan A bore interest at Adjusted Term SOFR plus 2.00 percent, or 2.15 percent. Term Loan B bore interest at Adjusted Term SOFR, subject to a minimum of 0.50, percent plus 4.00 percent, or 4.50 percent at December 31, 2021. Interest payments are due at least quarterly through the terms of the Term Loans.

The outstanding balances of Term A and Term Loan B were $350.0 million and $1.25 billion at December 31, 2021, respectively. Term Loan A requires quarterly principal payments of approximately $4.4 million through December 31, 2024, $8.8 million through December 31, 2025 and approximately $13.1 million thereafter through maturity. Term Loan B requires quarterly principal payments of $3.1 million through maturity. Commencing December 31, 2022, pursuant to the Credit Agreement, Term Loan B may require additional annual principal

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
payments as part of an excess cash flow sweep provision, the amount of which, in part, is governed by the Company’s net leverage ratio.

There were no outstanding borrowings under the Revolving Facility at December 31, 2021. The annual commitment fee on undrawn funds is based on the consolidated net leverage ratio, as defined in the Credit Agreement, most recently reported and was 35 basis points at December 31, 2021. Any borrowings under the Revolving Facility would bear interest, at the Company's option, at either a base rate or term benchmark rate, plus an applicable margin, which is based on the Company's net leverage ratio.

As of the last day of any calendar quarter ending on or after March 31, 2022, if either (i) $1.00 or more of loans under the Revolving Facility or Term Loan A are outstanding, or (ii) the outstanding face amount of undrawn letters of credit, other than cash collateralized letters of credit at 102 percent of face value, exceeds $25.0 million, subject to certain increases for qualifying material acquisitions, then the Company will not permit the consolidated net leverage ratio as of the last day of such quarter to exceed 5.5 to 1. The Credit Agreement also contains covenants that would limit the Company’s ability to pay dividends or make distributions in the event a default has occurred or if the Company’s consolidated net leverage ratio (as defined in the Credit Agreement) exceeds 4 to 1. There were no such limitations at December 31, 2021.

The obligations under the Credit Agreement are guaranteed by certain of the Company's wholly-owned subsidiaries, and are secured by substantially all of the assets of the Company and certain of its subsidiaries.

7. Income Taxes

The Company is included within IAC’s tax group for purposes of federal and consolidated state income tax return filings. In all periods presented, the income tax provision and/or benefit has been computed for the Company on an as if standalone, separate tax return basis and payments to and refunds from IAC for the Company’s share of IAC’s consolidated federal and state tax return liabilities/receivables calculated on this basis have been reflected within operating activities in the accompanying Consolidated and Combined Statements of Cash Flows. The Company will reimburse IAC for its share of consolidated tax liabilities as if the Company were a standalone, separate return filer subsequent to the date of the acquisition of Meredith. Any differences between taxes currently payable to or receivable from IAC under this agreement and the current tax provision computed on an as if standalone, separate return basis for GAAP are reflected as adjustments to additional paid-in capital and as financing activities within the Consolidated and Combined Statements of Cash Flows.

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
U.S. and foreign (loss) earnings before income taxes are as follows:

Years ended December 31,	2021	2020	2019
(In millions)
U.S.	$(8.4)	$47.0	$32.1
Foreign	(12.6)	0.4	0.4
Total	$(21.0)	$47.4	$32.5

The components of the income tax expense are as follows:

Years ended December 31,	2021	2020	2019
(In millions)
Current
Federal	$(0.2)	$(0.7)	$3.8
State	0.7	(0.1)	0.5
Foreign	0.2	0.1	0.3
Current income tax expense (benefit)	0.7	(0.7)	4.6
Deferred
Federal	4.5	4.5	1.6
State	(2.1)	(0.4)	0.3
Foreign	—	—	—
Deferred income tax expense (benefit)	2.4	4.1	1.9
Income tax expense	$3.1	$3.4	$6.5

A reconciliation of the income tax expense to the amounts computed by applying the statutory federal income tax rate to (Loss) earnings before income taxes is shown as follows:

Years ended December 31,	2021	2020	2019
(In millions)
Income tax (benefit) expense at the federal statutory tax rate of 21%	$(4.4)	$10.0	$6.8
State income taxes, net of effect of federal tax benefits	1.3	1.0	0.7
Non-deductible executive compensation	12.0	—	—
Stock-based compensation	(3.8)	(5.3)	(1.0)
Deferred tax adjustment for enacted changes in tax laws and rates	(2.0)	(0.9)	—
Research credits	(1.2)	(1.5)	(0.6)
Non-deductible transaction costs	0.7	—	—
Other, net	0.5	0.1	0.6
Income tax expense	$3.1	$3.4	$6.5

The tax effects of cumulative temporary differences that give rise to significant deferred tax assets and deferred tax liabilities are presented below. The valuation allowance relates to deferred tax assets for which it is more-likely-than-not that the tax benefit will not be realized.

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

December 31,	2021	2020
(In millions)
Deferred tax assets
Long-term lease liabilities	$115.1	$8.7
Customer deposit liability	56.0	—
Net operating loss carryforwards	43.8	—
Accrued expenses	35.5	0.5
Intangible assets	—	39.6
Other	26.3	1.8
Total deferred tax assets	276.7	50.6
Valuation allowance	(10.3)	—
Net deferred tax assets	266.4	50.6
Deferred tax liabilities
Intangible assets	(208.8)	—
Right-of-use assets	(94.5)	(6.8)
Leasehold improvements, furniture and equipment, net	(53.4)	(1.5)
Accrued pension	(48.3)	—
Subscription acquisition costs	(48.0)	—
Other	(4.5)	—
Total deferred tax liabilities	(457.5)	(8.3)
Net deferred tax liability	$(191.1)	$42.3

At December 31, 2021, the Company has federal and state net operating losses (NOLs) of $34.3 million and $100.8 million respectively, available to offset future income. Of these federal NOLs, $31.1 million can be carried forward indefinitely and $3.2 million, if not utilized, will expire at various times between 2031 and 2034. The state NOLs, if not utilized, will expire at various times between 2022 and 2041. Federal and state NOLs of $28.1 million and $26.6 million, respectively, can be used against future taxable income without restriction and the remaining NOLs will be subject to limitations under Section 382 of the Internal Revenue Code, separate return limitations, and applicable law. At December 31, 2021, the Company has foreign NOLs of $129.8 million available to offset future income. Of these foreign NOLs, $124.1 million can be carried forward indefinitely and $5.7 million, if not utilized, will expire at various times between 2028 and 2041. During 2021, the Company recognized tax benefits related to NOLs of $35.3 million. Included in this amount is $28.0 million of tax benefits of acquired attributes, which was recorded as a reduction to goodwill.

At December 31, 2021, the Company has tax credit carryforwards of $5.6 million. Of this amount, $3.9 million relates to credits for research activities and $1.7 million relates to credits for foreign taxes. Of these credit carryforwards, $1.3 million can be carried forward indefinitely and $4.2 million, if not utilized, will expire between 2022 and 2041.

The Company regularly assesses the realizability of deferred tax assets considering all available evidence including, to the extent applicable, the nature, frequency and severity of prior cumulative losses, forecasts of future taxable income, tax filing status, the duration of statutory carryforward periods, available tax planning and historical experience. There was a net increase in the valuation allowance of $10.3 million during 2021, which was related primarily to acquired foreign net operating losses and other tax attributes.

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Years ended December 31,	2021	2020	2019
(In millions)
Balance at January 1	$1.1	$1.3	$1.0
Additions for current year positions	0.4	0.4	0.3
Settlements	(0.2)	(0.6)	—
Additions for prior year positions	1.0	—	—
Balance at December 31	$2.3	$1.1	$1.3

The Company recognizes interest and, if applicable, penalties related to unrecognized tax benefits in the income tax expense. At December 31, 2021 and 2020, accruals for interest are not material and there are no accruals for penalties.

At December 31, 2021 and 2020, unrecognized tax benefits, including interest, were $2.6 million and $1.1 million, respectively. Unrecognized tax benefits, including interest, at December 31, 2021 increased by $1.5 million due primarily to the acquisition of Meredith. If unrecognized tax benefits at December 31, 2021 are subsequently recognized, $2.3 million, net of related deferred tax assets and interest, would reduce income tax expense. The comparable amount at December 31, 2020 was $1.1 million.

The Company believes that it is reasonably possible that its unrecognized tax benefits could decrease by $1.0 million by December 31, 2022 due to expected settlements, of which $0.8 million would reduce the income tax expense.

The amounts recorded for tax assets acquired and liabilities assumed in the acquisition of Meredith are provisional and include the fair value of pre-acquisition income tax and non-income tax liabilities. These amounts will be subject to review and possible revision during the measurement period, which the Company expects to extend through the fourth quarter of 2022. In addition, the Company is still in the process of identifying tax assets acquired and liabilities assumed, which may also result in adjustment of the provisional amounts recorded. The subsequent adjustment of the provisional amounts may be material.

The Company is routinely under audit by federal, state, local and foreign authorities in the area of income tax as a result of previously filed separate company and consolidated income tax returns with IAC. These audits include questioning the timing and the amount of income and deductions and the allocation of income and deductions amount various tax jurisdictions. The Internal Revenue Service (IRS) has substantially completed its audit of IAC’s federal income tax returns for the years ended December 31, 2013 through 2017, and has begun its audit of the years ended December 31, 2018 through 2019, which includes the operations of the Company. The statute of limitations for the years 2013 through 2019 has been extended to December 31, 2023. Returns filed in various other jurisdictions are open to examination for tax years beginning with 2009. Income taxes payable include unrecognized tax benefits that are considered to be sufficient to pay assessments that may result from the examination of prior year tax returns. The Company considered many factors when evaluating and estimating its tax positions and tax benefits, which may not accurately anticipate actual outcomes and, therefore, may require periodic adjustment. Although management currently believes changes in unrecognized tax benefits from period to period and differences between amounts paid, if any, upon resolution of issues raised in audits and amounts previously provided will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future.

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
8. Commitments and Contingencies

Commitments

The Company has entered into certain off-balance sheet commitments that require the future purchase of services (purchase obligations) to be used in the normal course of operations. Future payments under noncancelable unconditional purchase obligations at December 31, 2021 are as follows:

	Amount of Commitment Expiration Per Period
(In millions)	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years	Total Amounts Committed
Purchase obligations	$44.3	$7.4	$0.5	$—	$52.2

Purchase obligations include payments of (i) $13.3 million related to advertising that will run in 2022, (ii) $9.1 million related to a cloud computing arrangement, (iii) $4.2 million related to research tools, (iv) $2.9 million related to email and office productivity tools.

Lease Guarantees

In connection with the acquisition of Meredith, the Company guarantees a lease through January 2023 and another through November 2030. The carrying value of those guarantees is recorded in Other long-term liabilities in the Consolidated and Combined Balance Sheet and was $1.9 million at December 31, 2021. The maximum obligation for which the Company would be liable if the primary obligors fail to perform under the lease agreements was $11.1 million at December 31, 2021.

Contingencies

In the ordinary course of business, the Company is a party to various lawsuits. The Company establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where the Company believes an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that resolving claims against the Company, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. The Company also evaluates other contingent matters, including income and non-income tax contingencies, to assess the likelihood of an unfavorable outcome and estimated extent of potential loss. It is possible that an unfavorable outcome of one or more of these lawsuits or other contingencies could have a material impact on the liquidity, results of operations, or financial condition of the Company. See Note 7 for additional information related to income tax contingencies.

9. Fair Value Measurements

The Company categorizes its financial instruments measured at fair value into a fair value hierarchy that prioritizes the inputs used in pricing the asset or liability. Considerable judgement and a high degree of subjectivity are involved in developing these estimates and, accordingly, they are not necessarily indicative of amounts the Company would realize upon disposition. The three levels of the fair value hierarchy are:

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

•Level 1 Observable inputs obtained from independent sources, such as quoted market prices for identical assets and liabilities in active markets.

•Level 2 Other inputs, which are observable directly or indirectly, such as quoted market prices for similar assets or liabilities in active markets, quoted market prices for identical or similar assets or liabilities in markets that are not active and inputs that are derived principally from or corroborated by observable market data.

•Level 3 Unobservable inputs for which there is little or no market data and require the Company to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the assets or liabilities. Fair value is based on valuation models with significant unobservable pricing inputs and result in the use of management estimates.

The Company's non-financial assets, such as goodwill, intangible assets, ROU assets, buildings, leasehold improvements, capitalized software, furniture, and equipment, are adjusted to fair value only when an impairment is recognized. Such fair value measurements are based predominantly on Level 3 inputs.

The following table presents the Company’s financial instruments that are measured at fair value on a recurring basis.

	December 31, 2021
(In millions)	Total	Level 1	Level 2	Level 3
Recurring fair value measurements
Assets - cash equivalents
Money market funds	$187.1	$187.1	$—	$—
Time deposits	6.1	—	6.1	—
Total recurring asset fair value measurements	193.2	187.1	6.1	—

The Company did not have financial instruments that are measured at fair value on a recurring basis at December 31, 2020.

See discussion of the Company’s pension plans in Note 10.

Financial instruments measured at fair value only for disclosure purposes

The following table sets forth the carrying value and the estimated fair value of the Company’s financial instruments not measured at fair value in the Consolidated and Combined Balance Sheet. See discussion of the Company’s long-term debt in Note 6 and note receivable with IAC Group, LLC in Note 13.

	December 31, 2021
(In millions)	Carrying Value	Fair Value
Current portion of long-term debt	$30.0	$29.6
Long-term debt, net[1]	1,551.7	1,574.6

[1]	At December 31, 2021, the carrying value of long-term debt, net includes unamortized original issue discount and debt issuance costs of $18.3 million.

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

At December 31, 2021, the fair value of total long-term debt, including the current portion, is estimated using observable market prices or indices for similar liabilities, which are Level 2 inputs.

10. Pension and Postretirement Benefit Plans

Pension and Postretirement Plans

In connection with the acquisition of Meredith, the Company assumed the obligations under Meredith’s various pension and postretirement plans. The plans include U.S. noncontributory pension plans that covers substantially all employees who were employed by Meredith prior to January 1, 2018. There are two international pension plans in the United Kingdom (U.K.), which have no active participants. There is one domestic and one international qualified plan that are funded plans. The remaining plans are unfunded plans. These plans provide participating employees with retirement benefits in accordance with the respective plan’s benefit provision formulas. The nonqualified pension plans provide retirement benefits to certain highly compensated employees. The Company also assumed Meredith’s defined healthcare and life insurance plans that provide benefits to eligible retirees, which is also unfunded.

Obligations and Funded Status
The following tables present changes in, and components of, the Company’s net assets/liabilities for pension and other postretirement benefits:

	Pension		Postretirement
December 31, 2021	Domestic	International	Domestic
(In millions)
Change in benefit obligation
Benefit obligation, beginning of year	$—	$—	$—
Acquisitions[1]	154.9	850.8	10.9
Service cost	0.4	—	—
Interest cost	0.2	1.0	—
Net actuarial gain	(0.2)	(54.7)	(0.1)
Benefits paid (including lump sums)	(0.3)	(1.5)	—
Settlements	—	(9.4)	—
Contractual termination benefits	11.8	—	—
Foreign currency exchange rate impact	—	4.5	—
Benefit obligation, end of year	$166.8	$790.7	$10.8
Change in plan assets
Fair value of plan assets, beginning of year	$—	$—	$—
Acquisitions[1]	129.8	1,053.9	—
Actual return on plan assets	2.8	(62.7)	—
Employer contributions	—	29.2	—
Benefits paid (including lump sums)	(0.3)	(1.5)	—
Settlements	—	(9.4)	—
Foreign currency exchange rate impact	—	5.8	—
Fair value of plan assets, end of year	$132.3	$1,015.3	$—
Over (under) funded status, end of year	$(34.5)	$224.6	$(10.8)

[1]	All pension and postretirement plans were acquired with the acquisition of Meredith on December 1, 2021.

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
The net actuarial gain included in the change in benefit obligation for the international pension plans for the year ended December 31, 2021, is primarily a result of the increase in the discount rate used at December 31, 2021, as compared to December 1, 2021, as well as a slight decrease in the inflation assumptions over the same period, partially offset by experience losses due to certain plan participants electing a full settlement of their benefit obligation under an ongoing enhanced transfer value exercise.

Benefits paid directly from the Company’s assets are included both in employer contributions and benefits paid.
The following amounts are recognized in the December 31, 2021 Consolidated and Combined Balance Sheet:

	Pension		Postretirement
December 31, 2021	Domestic	International	Domestic
(In millions)
Other non-current assets
Prepaid benefit cost	$24.3	$231.8	$—
Accrued expenses-compensation and benefits
Accrued benefit liability	(52.5)	—	(1.1)
Other long-term liabilities
Accrued benefit liability	(6.3)	(7.2)	(9.7)
Net amount recognized	$(34.5)	$224.6	$(10.8)

The accumulated benefit obligation for the domestic defined benefit pension plans was $159.2 million at December 31, 2021. The accumulated benefit obligation for the international defined benefit pension plans was $790.7 million at December 31, 2021.

The following table provides information about pension plans with projected benefit obligations and accumulated benefit obligations in excess of plan assets:

December 31, 2021	Domestic	International
(In millions)
Projected benefit obligation	$58.8	$7.2
Accumulated benefit obligation	57.7	7.2
Fair value of plan assets	—	—

Costs
The components of net periodic benefit costs recognized in the Consolidated and Combined Statements of Comprehensive (Loss) Income were as follows:

	Pension		Postretirement
Year ended December 31, 2021	Domestic	International	Domestic
(In millions)
Components of net periodic benefit costs
Service cost	$0.4	$—	$—
Interest cost	0.2	1.0	—
Expected return on plan assets	(0.6)	(1.6)	—
Actuarial (gain) loss	(2.5)	9.7	(0.1)
Contractual termination benefits	11.8	—	—
Net periodic benefit costs (credit)	$9.3	$9.1	$(0.1)

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
The contractual termination benefit charge for the domestic plans were related to change in control agreements for six executives. The change in control payments were triggered by the Company's acquisition of Meredith and the subsequent termination of the affected executives. The employment agreements for the covered executives provided for immediate vesting in any unvested benefits, as well as an additional three years of continued service, age, and pay credit in each of the pension plans in which they were participants.

The components of net periodic benefit costs (credit), other than the service cost component, are included in Other (expense) income, net in the Consolidated and Combined Statements of Comprehensive (Loss) Income.

Assumptions
Benefit obligations were determined using the following weighted average assumptions:

	Pension		Postretirement
December 31, 2021	Domestic	International	Domestic
Weighted average assumptions
Discount rate	2.04%	1.67%	2.61%
Rate of compensation increase	2.95%	n/a	3.50%
Cash balance interest credit rate	2.13%	n/a	n/a
n/a - Not applicable

Net periodic benefit costs (credit) were determined using the following weighted average assumptions:

	Pension		Postretirement
Year ended December 31, 2021	Domestic	International	Domestic
Weighted average assumptions
Discount rate	2.02%	1.40%	2.52%
Expected return on plan assets	6.00%	1.90%	n/a
Rate of compensation increase	2.90%	n/a	3.50%
Cash balance interest credit rate	2.04%	n/a	n/a
n/a - Not applicable

The assumed healthcare trend rates used to measure the expected cost of benefits were as follows:

Assumed healthcare cost trend rate	Postretirement
Rate of increase in healthcare cost levels
Initial level	6.50%
Ultimate level	5.00%
Years to ultimate level	6

Pension expense is calculated using a number of actuarial assumptions, including an expected long-term rate of return on assets and a discount rate. In developing the expected long-term rate of return on plan assets, the Company considered long-term historical rates of return, plan asset allocations as well as the opinions and outlooks of investment professionals and consulting firms. Returns projected by such consultants and economists are based on broad equity and bond indices. The objective is to select an average rate of earnings expected on existing plan assets and expected contributions to the plan during the year. The Company reviews this long-term assumption on a periodic basis. Since the Company utilizes the mark-to-market approach to account for pension and postretirement benefits, the expected long-term rate of return on assets has no effect on the overall amount of net periodic benefit cost (credit) recorded for the year.

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
The value (market-related value) of plan assets is multiplied by the expected long-term rate of return on assets to compute the expected return on plan assets, a component of net periodic pension cost. The market-related value of plan assets is a calculated value that recognizes changes in fair value over three years.

Plan Assets
The targeted and weighted average asset allocations by asset category for investments held by the Company’s pension plans are as follows:

	Domestic		International
December 31, 2021	Target Allocation	Actual Allocation	Target Allocation	Actual Allocation
Equity securities	62%	63%	1%	2%
Fixed-income securities	38%	36%	63%	63%
Other securities[1]	—%	1%	36%	35%
Total	100%	100%	100%	100%

[1]	Other primarily includes pooled investment funds and an insurance buy-in contract.

The Company’s investment policy for domestic plans seeks to maximize investment returns while balancing the Company’s tolerance for risk. The plan fiduciaries of the U.S. funded (qualified) pension plan oversee the investment allocation process by selecting investment managers, setting long-term strategic targets, and monitoring asset allocations. Target allocation ranges are guidelines, not limitations, and plan fiduciaries may occasionally approve allocations above or below a target range, or elect to rebalance the portfolio within the targeted range. The investment portfolio contains a diversified blend of equity and fixed-income investments. Furthermore, equity investments are diversified across domestic and international stocks and between growth and value stocks and small and large capitalizations. The primary investment strategy currently employed is a dynamic target allocation method that periodically rebalances among various investment categories depending on the current funded position. This program is designed to actively move from return-seeking investments (such as equities) toward liability-hedging investments (such as fixed-income) as funding levels improve. The reverse effect occurs when funding levels decrease.

The trustees of the IPC Media Pension Scheme (IPC Plan) defined benefit pension plan in the U.K. have delegated the day-to-day investment decisions of the IPC Plan to a large international fiduciary manager and utilize an investment manager to monitor the investment performance and the reporting of the fiduciary manager. The investment objective of the IPC Plan is to invest the assets prudently with the intention that the benefits promised to the members are provided. Funding level based de-risking triggers have been established such that the investment strategy evolves as the funding level moves along an agreed glide path. As the funding level improves, the investment strategy will de-risk. Each trigger level specifies a minimum interest rate and hedge rate ratio and a maximum allocation to growth assets, which target a diversified portfolio using specialist managers and asset classes.

Equity securities did not include any IAC common stock at December 31, 2021.

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Fair value measurements for the U.S. funded (qualified) pension plan assets were as follows:

(In millions)	Total Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2021
Investments in registered investment companies
Equity	$83.9	$66.0	$17.9	$—
Fixed income	46.5	7.4	39.1	—
Pooled separate accounts	1.9	—	1.9	—
Total assets at fair value	$132.3	$73.4	$58.9	$—

Fair value measurements for the international pension plan assets were as follows:

(In millions)	Total Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2021
Cash and cash equivalents	$63.2	$63.2	$—	$—
Pooled investments
Equity	10.9	1.2	9.7	—
Fixed income	51.7	6.3	45.4	—
Other	576.4	—	576.4	—
Insurance buy-in contract	313.1	—	—	313.1
Total assets at fair value	$1,015.3	$70.7	$631.5	$313.1

The international pension plans hold investments in liability matching funds whose objective is to provide leveraged returns equal to that of the liabilities. In order to do so, these funds invest in U.K. Treasury Gilt bonds, Gilt Total Return Swaps, Repurchase Transactions, and cash or money markets to provide liquidity to meet payment obligations or post as collateral in the derivative transactions they enter. These liability matching funds are included in other pooled investments in the table above.

To reduce risk without adversely affecting returns, the trustees entered into an insurance buy-in contract with a private limited life insurance company to insure a portion of the IPC Plan, covering approximately 30 percent of IPC Plan participants, which is intended to provide payments designed to equal all future designated contractual benefit payments to covered participants. The benefit obligation was not transferred to the insurer, and the Company remains responsible for paying pension benefits. The assets and liabilities with respect to insured participants are assumed to match (i.e., the full benefits have been insured). The initial value of the asset associated with this contract was equal to the premium paid to secure the contract and is adjusted each reporting period to reflect the estimated fair value of the premium that would be paid for such a contract at that time. As the valuation of this asset is judgmental, and there are no observable inputs associated with the valuation, the insurance buy-in contract is presented as a Level 3 investment. Refer to Note 9 for a discussion of the three levels in the hierarchy of fair values.

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
The following table provides a reconciliation of the beginning and ending balances of assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

Year ended December 31, 2021
(In millions)
Balance at beginning of year	$—
Acquisitions[1]	327.7
Settlements	(1.0)
Change in fair value	(15.3)
Foreign currency translation	1.7
Balance at end of year	$313.1

[1]	Pension plan assets were acquired with the acquisition of Meredith on December 1, 2021.

There were no transfers in or out of Level 3 investments for the years ended December 31, 2021.

Cash Flows
Although the Company does not have a minimum funding requirement for the domestic pension plans in 2022, the Company is currently determining what voluntary pension plan contributions, if any, will be made in 2022 to the domestic plan. Actual contributions will be dependent upon investment returns, changes in pension obligations, and other economic and regulatory factors. The Company expects to contribute $1.2 million to its postretirement plan in 2022.

Monthly contributions of £0.9 million (totaling £22.0 million over the two years ending in December 2023) are required to be made into an escrow account for the benefit of the IPC Plan. The escrow account is intended to be used for the ultimate buy-out of the liabilities of the IPC Plan. Any amounts remaining in the escrow account after the buy-out will be returned to the Company.

The following benefit payments, which reflect expected future service as appropriate, are expected to be paid:

Years ending December 31,	Pension Benefits		Postretirement Benefits
(In millions)	Domestic	International	Domestic
2022	$90.7	$18.8	$1.2
2023	7.1	18.5	1.1
2024	7.3	20.4	1.0
2025	8.4	21.0	0.9
2026	7.1	21.9	0.8
2027-2031	34.4	125.1	3.3

Defined Contribution Plans

IAC/InterActiveCorp Retirement Savings Plan
Employees of Dotdash located in the U.S. can elect to participate in a retirement savings program, the IAC/InterActiveCorp Retirement Savings Plan (the Plan), that qualifies under Section 401(k) of the Internal Revenue Code. Under the Plan, participating employees may contribute up to 50 percent of their pre-tax earnings, but not more than statutory limits. Prior to July 2019, the Company contributed an amount equal to 50 percent of the first 6 percent of compensation that a participant contributes in each payroll period to the Plan. In June 2019, the Company approved a change to its matching contribution to 100 percent of the first 10 percent of an employee's eligible compensation, subject to IRS limits on the Company's matching contribution maximum, that a participant

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
contributes to the Plan. Effective January 1, 2020, the Plan limits Company matching contributions to $10,000 per participant on an annual basis. Matching contributions to the Plan for the years ended December 31, 2021, 2020 and 2019 were $4.5 million, $3.4 million and $2.1 million, respectively. Matching contributions are invested in the same manner as each participant's voluntary contributions in the investment options provided under the Plan. An investment option in the Plan is IAC common stock, but neither participant nor matching contributions are required to be invested in IAC common stock. The increase in matching contributions in 2021 is primarily due to an increase in headcount and employee contributions. The increase in matching contribution in 2020 is due primarily to the aforementioned change in the Company's matching contribution.

Dotdash also has or participates in various benefit plans, principally defined contribution plans, for its international employees. The Company’s contributions to these plans for each of the years ended December 31, 2021, 2020 and 2019 were $0.1 million.

Meredith Savings and Investment Plan
In connection with the acquisition of Meredith, the Company assumed Meredith’s U.S. defined contribution saving plan (the Meredith Savings and Investment Plan). Eligible employees may participate in the Meredith Savings and Investment Plan, which allows eligible employees to contribute a percentage of their salary, commissions, and bonuses in accordance with plan limitations and provisions of Section 401(k) of the Internal Revenue Code and the Company makes matching contributions to the plan subject to the limits of the plan. The Company matches 100 percent of the first 4 percent and 50 percent of the next 1 percent of employee contributions for employees eligible for the Company’s pension benefits and 100 percent of the first 5 percent for employees ineligible for the Company’s pension benefits. Matching contributions to the Meredith Savings and Investment Plan for the year ended December 31, 2021 were $0.8 million.

The Company expects to merge the Meredith Savings and Investment Plan and the Plan effective January 1, 2023.

The Time Inc. Deferred Compensation Plans
The Company also assumed The Time Inc. Deferred Compensation Plans (the Deferred Compensation Plans), which are frozen plans. The Deferred Compensation Plans allowed participants to defer certain bonuses and salaries. No actual monies are set aside in respect of the liabilities of the Deferred Compensation Plans and participants have no rights to Company assets in excess of general unsecured creditors.

The liabilities associated with the Deferred Compensation Plans fluctuate with hypothetical yields of the underlying investments. Liabilities of the Deferred Compensation Plans were $12.1 million at December 31, 2021 of which $2.0 million was reflected in the Accrued expenses and other current liabilities: accrued employee compensation and benefits line and $10.1 million was reflected in the Other long-term liabilities line on the Consolidated and Combined Balance Sheet at December 31, 2021.

11. Stock-based Compensation

The stock‑based compensation expense reflected in the Consolidated and Combined Statements of Comprehensive (Loss) Income primarily consists of expense related to stock appreciation rights denominated in Dotdash Meredith equity. It also includes expense related to IAC stock options issued to employees of Dotdash Meredith and prior to the acquisition of Meredith an allocation of expense from IAC related to awards issued to corporate employees of IAC that were granted under various IAC stock and annual incentive plans. Dotdash Meredith recorded stock-based compensation expense of $5.0 million, $4.8 million and $2.5 million for the years ended December 31, 2021, 2020 and 2019. Of these amounts $4.2 million, $1.7 million and $1.4 million, respectively, relate to Dotdash Meredith denominated equity awards.

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Dotdash Meredith Equity Awards

The Company currently has one active plan (the Plan). The Plan was adopted in 2020 and provides that the exercise price of stock appreciation rights granted will not be less than the fair value of the Company’s common stock on the grant date. The Plan and its predecessor plans (collectively, the Plans) provide for the grant of stock appreciation rights, including those that may be linked to the achievement of the Company’s stock price, known as market-based awards, and other stock-based awards related to shares of the Company’s common stock. The Plan authorizes the Company to grant awards to its employees. The plan does not specify grant dates or vesting schedules of awards as those determinations are made by the IAC Board of Directors or a committee thereof. Each award agreement reflects the vesting schedule for that particular grant as determined by the IAC Board of Directors (or committee thereof). Broad‑based stock appreciation rights issued to date have generally vested in three equal annual installments over a three-year period, cliff-vest after a four-year period or in four equal annual installments over a four‑year period. At December 31, 2021, there are 1.5 million stock appreciation rights available for grant under the Company’s stock-based compensation plan.

Pursuant to the terms of the stock-based awards granted under the Plans, until the Company (or its successor(s)) common shares trade on a national securities exchange, shares of IAC common stock are issued to employees in settlement of the exercise of the Company’s vested awards after deduction for required tax withholdings, which are remitted on the employees’ behalf. The Company reimburses IAC in the form of cash and/or Dotdash Meredith common shares. Historically, the Company has reimbursed IAC in the form of Dotdash Meredith common shares for the shares issued by IAC and in cash for any withholding taxes paid by IAC on behalf of the Company’s employees, but the mix of cash and stock (if any) may be determined by IAC. During the years ended December 31, 2021, 2020 and 2019, the Company issued IAC approximately 750, 1,700 and 350 shares, respectively, of the Company’s common stock to reimburse IAC for the IAC common shares issued to settle the Company’s stock appreciation rights.

The amount of stock‑based compensation expense recognized in the Consolidated and Combined Statements of Comprehensive (Loss) Income is net of estimated forfeitures. The forfeiture rate is estimated at the grant date based on historical experience and revised, if necessary, in subsequent periods if actual forfeitures differ from the estimated rate. The expense ultimately recorded is for the awards that vest. At December 31, 2021, there was $53.8 million of unrecognized compensation cost, net of estimated forfeitures, related to the Company’s equity‑based awards, which is expected to be recognized over a weighted average period of approximately 3.8 years.

The total income tax benefit recognized in the Consolidated and Combined Statements of Comprehensive (Loss) Income for the years ended December 31, 2021, 2020 and 2019 related to all stock-based compensation is $5.0 million, $6.3 million and $1.6 million, respectively.

The aggregate income tax benefit recognized related to the exercise of the Company’s stock appreciation rights for the years ended December 31, 2021, 2020 and 2019, is $4.0 million, $5.9 million and $1.2 million, respectively. As the Company is currently in a NOL position, there will be some delay in the timing of the realization of the cash benefit of the income tax deductions related to stock-based compensation because it is dependent upon the amount and timing of future taxable income and the timing of estimated income tax payments.

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
Stock Appreciation Rights

Stock appreciation rights outstanding at December 31, 2021 and changes during the year ended December 31, 2021 are as follows:

	Stock Appreciation Rights	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
(Options and Aggregate Intrinsic Value in millions)
Outstanding January 1, 2021	8.2	$6.00
Granted	10.0	14.05
Exercised	(2.3)	4.68
Forfeited	(2.0)	7.56
Expired	—	—
Outstanding December 31, 2021	13.9	11.81	9.3	$31.3
Exercisable December 31, 2021	1.6	$4.25	6.9	$15.6

The aggregate intrinsic value in the table above represents the difference between $14.06, the value of a Dotdash Meredith stock appreciation right, representing 1/1000th of a share of Dotdash Meredith, which is based upon the December 2021 valuation of the Company, which was approved by the Compensation and Human Resources Committee of the IAC Board of Directors and is the most time proximate valuation of Company shares, and the exercise price, multiplied by the number of in-the-money awards that would have been exercised had all holders exercised their awards on December 31, 2021. This amount changes based on changes in the fair value of the Company’s common stock.

The total intrinsic value of awards exercised during the years ended December 31, 2021, 2020 and 2019 is $20.9 million, $29.3 million and $2.1 million, respectively.

There was no cash received from the exercise of stock appreciation rights, which by their terms, are net settled with the award holder entitled to receive the intrinsic value of the award.

The weighted average grant date fair value for stock appreciation rights granted during the years ended December 31, 2021, 2020 and 2019 is $7.39, $2.46 and $1.38, respectively.

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
The following table summarizes the information about stock appreciation rights outstanding and exercisable at December 31, 2021:

	Awards Outstanding			Awards Exercisable
Range of Exercise Prices	Outstanding at December 31, 2021	Weighted-Average Remaining Contractual Life in Years	Weighted-average exercise price	Exercisable at Balance at December 31, 2021	Weighted-Average Remaining Contractual Life in Years	Weighted-average exercise price
(Rights in millions)
$0.01 and $2.00	0.6	5.1	$1.09	0.5	5	$1.04
$2.01 and $4.00	—	6.2	3.17	—	6.2	3.17
$4.01 and $6.00	1.0	7.1	4.02	0.6	7	4.02
$6.01 and $8.00	0.7	8.2	6.27	0.2	8.2	6.27
Greater than $8.00	11.6	9.8	13.36	0.3	8.9	8.87
	13.9	9.3	$11.81	1.6	6.9	$4.25

During 2021, the Company granted market-based stock appreciation rights in exchange for an employee forfeiting their unvested stock appreciation rights. The market-based stock appreciation rights only vest if the price of the Company’s common stock exceeds the relevant price threshold and the service requirement is met. The service requirement provides that this award cliff vests in December 2025. For market-based stock appreciation rights, the expense is measured using a lattice model and expensed as stock-based compensation over the service period.

The fair value of each stock appreciation right, with the exception of market-based awards, is estimated as of the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option pricing model incorporates various assumptions, including expected volatility and expected term. The expected stock price volatility was estimated based on historical stock price volatility of peer companies that were used in the preparation of valuations used in valuing the Company’s common shares. The risk-free interest rates are based on U.S. Treasuries with a maturity date equal to the expected term of the award on the grant date. Expected term is based upon the mid-point of the first and last exercise windows specified in the award agreements. No dividends have been assumed at the time of grant based on the expectation that the Company will not be paying dividends.

The following summarizes the assumptions used in determining the fair value of stock appreciation rights granted:

Years ended December 31,	2021	2020	2019
Risk-free interest rate	1.2%	0.4%	2.8%
Expected dividend yield	—%	—%	—%
Expected option life	4.4 years	3.6 years	3.6 years
Expected volatility	59.8%	39.3%	42.0%

IAC Denominated Stock Options

There are an immaterial number of IAC stock options granted by IAC under its equity incentive plans to employees of the Company that were outstanding as of December 31, 2021, 2020 and 2019. There were no IAC stock options granted to employees of the Company during the years ended December 31, 2021, 2020 and 2019. The fair value of each stock option award was estimated on the grant date using the Black‑Scholes option‑pricing model. IAC stock options are granted with exercise prices at least equal to the stock price of IAC's common stock on the date of grant and vest ratably in annual installments over a four‑year period and expire ten years from the date of grant. The outstanding IAC stock options are vested at December 31, 2021.

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
Modification of Awards

During 2021, the Company modified certain equity awards resulting in incremental expense of $57.9 million, which will be recognized over the vesting period of the modified awards.

12. Segment Information

The overall concept that the Company employs in determining its operating segments is to present the financial information in a manner consistent with the chief operating decision maker's view of the businesses. In addition, we consider how the businesses are organized as to segment management and the focus of the businesses with regards to the types of services or products offered or the target market. The determination of reportable segments for Dotdash Meredith following the acquisition of Meredith is provisional; therefore, it is possible that a different level of segment reporting may be required following the completion of this determination.

The following table presents revenue by reportable segment.

Years ended December 31,	2021	2020	2019
(In millions)
Revenue
Digital	$367.1	$213.8	$167.6
Print	92.0	—	—
Intersegment eliminations	(2.8)	—	—
Total	$456.3	$213.8	$167.6

The following table presents the revenue of the Company's segments disaggregated by type of service.

Years ended December 31,	2021	2020	2019
(In millions)
Revenue
Digital
Display advertising revenue	$236.6	$137.5	$126.4
Performance marketing revenue	116.2	76.3	41.2
Licensing and other revenue	14.3	—	—
Total digital revenue	367.1	213.8	167.6
Print
Subscription revenue	34.6	—	—
Newsstand revenue	19.2	—	—
Project and other revenue	16.4	—	—
Advertising revenue	13.7	—	—
Performance marketing revenue	8.1	—	—
Total print revenue	92.0	—	—
Intersegment eliminations[1]	(2.8)	—	—
Total revenue	$456.3	$213.8	$167.6

[1]	Includes $2.8 million of intersegment eliminations related to digital performance marketing revenue.

Revenue by geography is based on where the customer is located. Geographic information about revenue and long-lived assets is presented below.

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Years ended December 31,	2021	2020	2019
(In millions)
Revenue
United States	$452.4	$210.5	$164.5
All other countries	3.9	3.3	3.1
Total	$456.3	$213.8	$167.6

December 31,	2021	2020
(In millions)
Long-lived assets (excluding goodwill, intangible assets, and ROU assets)
United States	$294.7	$12.5
All other countries	0.7	—
Total	$295.4	$12.5

The following tables present Income (loss) from operations and Adjusted EBITDA by reportable segment.

Years ended December 31,	2021	2020	2019
(In millions)
Income (loss) from operations
Digital	$69.0	$44.9	$23.8
Print	(6.5)	—	—
Other[2]	(60.3)	—	—
Total	$2.2	$44.9	$23.8

Years ended December 31,	2021	2020	2019
(In millions)
Adjusted EBITDA[3]
Digital	$89.4	$64.6	$36.9
Print	$2.6	$—	$—
Other[2]	$(60.2)	$—	$—

[2]	Other comprises unallocated corporate expenses, which are corporate overhead expenses not attributable to the Digital or Print reportable segments.
[3]
The Company's primary financial measure is Adjusted EBITDA, which is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements.

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
The following tables reconcile operating income (loss) for the Company's reportable segments and net (loss) earnings to Adjusted EBITDA.

Year ended December 31, 2021	Income (Loss) from Operations	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA
(In millions)
Digital	$69.0	$5.0	$3.8	$11.6	$89.4
Print	(6.5)	$—	$1.8	$7.3	$2.6
Other	(60.3)	$—	$0.1	$—	$(60.2)
Total	2.2
Other expense, net	(17.4)
Interest expense, net	(5.8)
Loss before income taxes	(21.0)
Income tax expense	(3.1)
Net loss	$(24.1)

Year ended December 31, 2020	Income from Operations	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA
(In millions)
Digital	$44.9	$4.8	$0.7	$14.2	$64.6
Other income, net	2.5
Earnings before income taxes	47.4
Income tax expense	(3.4)
Net earnings	$44.0

Year ended December 31, 2019	Income from Operations	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA
(In millions)
Digital	$23.8	$2.5	$1.0	$9.6	$36.9
Other income, net	8.7
Earnings before income taxes	32.5
Income tax expense	(6.5)
Net earnings	$26.0

The following table presents capital expenditures by reportable segment for the years ended December 31, 2021 and 2020, respectively. There were no capital expenditures for the year ended December 31, 2019.

Years ended December 31,	2021	2020
(In millions)
Capital expenditures
Digital	$3.8	$5.4
Print	0.2	—
Other	0.8	—
Total	$4.8	$5.4

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
13. Related Party Transactions

Relationship with IAC Prior to the Acquisition of Meredith

The Consolidated and Combined Statements of Comprehensive (Loss) Income includes allocations of costs, including stock-based compensation expense, related to IAC’s accounting, treasury, legal, tax, corporate support and internal audit functions prior to the acquisition of Meredith. These allocations were based on Dotdash's revenue as a percentage of IAC's total revenue. Allocated costs, inclusive of stock-based compensation expense, in 2021 prior to the acquisition of Meredith, were $5.3 million. Allocated costs, inclusive of stock-based compensation expense, were $6.6 million and $3.6 million for the years ended December 31, 2020 and 2019, respectively. These amounts were in addition to amounts charged to Dotdash by IAC in the ordinary course as described below in Note Receivable—IAC Group, LLC.

It is not practicable to determine the actual expenses that would have been incurred for these services had Dotdash operated as a standalone entity during the periods presented. Management considers the allocation method to be reasonable.

The following table summarizes the components of the net (increase) decrease in parent's investment in Dotdash for the periods prior to the acquisition of Meredith on December 1, 2021:

	Eleven months ended November 30, 2021	Year ended December 31, 2020	Year ended December 31, 2019
(In millions)
Cash transfer from IAC related to cash funding of the acquisition of Meredith	$(1,300.0)	$—	$—
Cash transfers (from) to certain IAC subsidiaries related to cash expenses paid on behalf of Dotdash, net	(2.4)	21.1	(3.6)
Taxes	8.0	9.2	(1.9)
Allocation of costs from IAC	(1.8)	(1.8)	(1.1)
Net (increase) decrease in Parent's investment in Dotdash	$(1,296.2)	$28.5	$(6.6)

Note Receivable—IAC Group, LLC

Dotdash entered into a note receivable with IAC Group, LLC for net cash transfers to IAC under its centrally managed U.S. treasury function. Netted against the cash transfers was IAC's funding of various Dotdash acquisitions and asset purchases. In November 2021, the outstanding balance of $103.2 million was repaid in its entirety. The note receivable balance at December 31, 2020 of $48.1 million bore interest at a rate per annum equal to the Monthly Short-Term Applicable Federal Rate and was due on demand. The interest rate at December 31, 2020 was 0.15 percent.

Dotdash was allocated expenses from IAC for certain support services, such as financial systems, and Dotdash participated in IAC's health and welfare benefit plans and obtained certain services through contracts that are held in IAC's name; the total related charges prior to the acquisition of Meredith, for the eleven months ended November 30, 2021, and in the years ended December 31, 2020 and 2019 were $11.2 million, $9.4 million and $7.8 million, respectively. These amounts were netted against the note receivable—IAC Group, LLC balance.

The portion of interest income attributable to the note receivable—IAC Group, LLC was $0.5 million, $2.5 million and $8.8 million for the eleven months ended November 30, 2021, and the years ended December 31, 2020 and

DOTDASH MEREDITH, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
2019, respectively, and is included in Other (expense) income, net in the Consolidated and Combined Statements of Comprehensive (Loss) Income.

Financial Instruments Measured at Fair Value Only for Disclosure Purposes

The December 31, 2020 fair value of note receivable—IAC Group, LLC approximated its carrying value based on its short-term duration.

	December 31, 2020
	Carrying Value	Fair Value
(In millions)
Note receivable–IAC Group, LLC	$48.1	$48.1

Relationship with IAC Following the Acquisition of Meredith

Following the acquisition of Meredith, Dotdash continues to be allocated expenses from IAC for certain support services, such as financial systems, and Dotdash participates in IAC's health and welfare benefit plans, and obtains certain services through contracts that are held in IAC's name. In December 2021, IAC Group, LLC also paid the matching contribution for IAC/InterActiveCorp Retirement Savings Plan on behalf of Dotdash. The total charges following the acquisition of Meredith were $1.7 million, which was subsequently settled in January 2022.

Pursuant to the terms of the Company’s stock-based awards granted under the Plans, until the Company (or its successor(s)) common shares trade on a national securities exchange, shares of IAC common stock are issued to employees in settlement of the exercise of the Company’s vested awards after deduction for required tax withholdings, which are remitted on the employees’ behalf. The Company reimburses IAC in the form of cash and/or Dotdash Meredith common shares at IAC’s election. See Note 11 for additional details.

14. Subsequent Events

In preparing these financial statements, management evaluated subsequent events through May 5, 2022, which date the financial statements were available for issue.

Restructuring Charges

In the first quarter of 2022, the Company announced its plans to discontinue certain print publications and the shutdown of PeopleTV to focus the portfolio and further enable investments toward digital growth. The discontinued print publications consist of Entertainment Weekly, InStyle, EatingWell, Health, Parents, and People en Español, with the April 2022 issues of these publications being their final print editions. The Company also announced a voluntary retirement program to its employees who met certain age and service requirements. For the three months ended March 31, 2022, the Company incurred $22.4 million of related restructuring charges, including $20.5 million of severance and related costs.

Change-in-Control Payments

On or about July 1, 2022, the Company will make approximately $69.3 million in payments to former executives of Meredith Corporation pursuant to contractual change in control payments, which were triggered by the acquisition and the terms of the former executives’ contracts, with the remaining payments of approximately $3.0 million being made in the fourth quarter of 2022.